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                                                                     Exhibit 5.1


                   [Letterhead of Jones, Day, Reavis & Pogue]

                                   May 9, 2002


Harman International Industries, Incorporated
1101 Pennsylvania Avenue, N.W.
Washington D.C. 20001


Ladies and Gentlemen:

         We have acted as counsel for Harman International Industries, Incorporated., a Delaware corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-4 relating to the proposed issuance and exchange of up to $300,000,000 aggregate principal amount of the Company's 7-1/8% Notes due 2007 (the "New Notes") for an equal principal amount of the Company's 7-1/8% Notes due 2007 outstanding on the date hereof (the "Existing Notes"), to be issued pursuant to the Indenture dated as of February 19, 2002 (the "Indenture"), by and between the Company and J.P. Morgan Trust Company, National Association, as trustee.

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that when the Registration Statement referred to above relating to the exchange offer described in the preceding paragraph has become effective under the Securities Act of 1933 (the "Act") and the New Notes have been duly executed by the Company, authenticated by the Trustee and duly issued in exchange for the Existing Notes as contemplated by the Registration Statement and the Indenture, the New Notes will have been validly issued and will constitute valid and binding obligations of the Company.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such and the laws of the State of New York. We express no opinion with respect to the laws of any other jurisdiction.


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         We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement filed by the Company to register the exchange of the New Notes for the Existing Notes under the Act and to the reference to our Firm under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,

                                      /s/ Jones, Day, Reavis & Pogue

                                      Jones, Day, Reavis & Pogue